Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of April 28, 2005 by and between National Technical Systems, Inc., a California corporation ("Employer"), and Jack Lin ("Employee").

                                    RECITALS

      A. Employee is a founder of Employer and has for many years served as Chairman of its Board of Directors ("Chairman") and as its Chief Executive Officer ("CEO"). Employer desires to retain the benefit of Employee's skill, knowledge and experience in order to insure the continued successful operation of its business and that of its operating subsidiaries and to provide for the transition of Employee's responsibilities and duties as CEO to the new CEO and for Employee's eventual retirement.

      B. The Board of Directors of Employer (the "Board") has determined that it is in Employer's best interest and that of its shareholders to secure the services of Employee, to provide for the transition of Employee's responsibilities and duties as CEO to the new CEO and for Employee's eventual retirement and to resolve all compensation issues related thereto.

      C. The parties are entering into this agreement to set forth the terms under which Employee will render services as Chairman of the Board, and thereafter as Chairman Emeritus. It is also the purpose of this Agreement to address and resolve any potential severance compensation issues relating to Employee's eventual separation from the Company, it being understood that the compensation and benefits set forth herein shall be inclusive of any severance benefits to which Employee might be entitled upon such separation.

                                    AGREEMENT

      In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

            1. Background. Employee is currently employed by Employer as its Chairman. Except as noted herein, this Agreement supersedes all prior written and oral agreements between Employer and Employee and Employer's employment manual as to Employee in their entirety.

            2. Term. Employer agrees to employ Employee and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term commencing on May 1, 2005 and ending on April 30, 2010, unless this Agreement is earlier terminated in accordance with the provisions contained in subsections 6(a), (b), (c) or (d) (the "Term").

            3. Duties of Employee.


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                              (a) During the Term, Employee shall continue to
serve as Chairman, provided that he is renominated by the Board of Directors (the "Board") as a management slate nominee and is reelected by the shareholders when his current term as a director of Employer ends in June 2005 and again in 2008. By its approval of this Agreement, the Board agrees (i) to nominate Employee as a director on the management slate of Class III directors standing for election at the June 2005 annual meeting of Employer's shareholders, and
(ii) to nominate Employee as a director on the management slate of Class III directors standing for election at the 2008 annual meeting of Employer's shareholders ("2008 Annual Meeting") if Employee has performed his duties as Chairman during the preceding three year term in accordance with the provisions of this Agreement and the Bylaws of Employer and has not engaged in any conduct which has been determined in good faith by the Board to have been detrimental to the interests of Employer and that such nomination is not otherwise determined in good faith by the Board to breach its fiduciary duties and/or those of its individual members. In the event Employee is not renominated as a director in 2008 or is not elected a director by the shareholders at either the 2005 or 2008 Annual Meeting of shareholders, or voluntarily resigns his position as Chairman, Employee shall continue as an employee of Employer through the balance of the Term with the title "Chairman Emeritus" and shall be entitled to continue to receive all of the compensation and benefits described in Section 4 hereof for the balance of the Term in accordance with the terms and conditions of this Agreement.

                              (b) Employee shall perform and discharge the usual
and customary duties of the office of Chairman. In addition, during the Term, Employee shall serve as president of E.C.T.R., chairman of the board of National Quality Assurance and head of the corporate development office of Employer and shall serve on the committee of the Board that will evaluate the CEO. In addition, Employee shall support the CEO as requested from time-to-time by the CEO. This support shall include such items as mentoring and coaching of the CEO and/or his staff and shall include the transfer of "cultural" values to the CEO and his staff that have contributed to the past successes of Employer. Notwithstanding anything to the contrary contained herein, upon 30 days prior written notice from the CEO to Employee of Employer's intention to modify or terminate any or all of the duties of Employee under this Agreement, other than those that directly relate to his office as Chairman or Chairman Emeritus, the independent directors on the Board of Directors, as determined in accordance with the federal securities laws (the "Independent Directors"), shall, within such 30-day period, meet separately with the CEO and with Employee, if Employee expresses a desire to meet with the Independent Directors, and provide each of the CEO and Employee with the opportunity to present his reasons why such termination or modification is or is not warranted. Following the Independent Directors' meetings with the CEO and Employee, the Independent Directors shall, in their sole discretion, determine whether under the circumstances such modification or termination is in the best interests of Employer. Termination or modification of Employee's duties shall require the affirmative vote of 75% of the Independent Directors. Any such modification or termination shall not reduce or modify any other compensation, benefits or rights of Employee under this Agreement unless the termination of Employee's duties relates to subsection 6(c) below, Employer may not significantly expand or change the location of the duties to be performed by Employee under this Agreement without the prior consent of Employee. In addition, Employer may not remove Employee as Chairman during the Term if he has been reelected as a director at the 2005 and 2008 annual meetings of shareholders of Employer, except in connection with any termination of his employment pursuant to Section 6 of this Agreement. If Employee is serving


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as Chairman Emeritus because he was not elected as a director at either the 2005 or 2008 annual meetings of shareholders of Employer, Employer may not remove Employee as Chairman Emeritus during the Term, except in connection with any termination pursuant to Section 6.

                              (c) Employee agrees to devote such amount of his
working time and attention as his duties under this Agreement may require, and he may devote such time for personal, charitable, investment and professional activities that does not substantially interfere with the services to be rendered by him hereunder.

            4. Compensation.

                              (a) Total Compensation. During the Term, Employer
agrees to pay Employee annual compensation consisting of $125,000 in base salary for services as Chairman or Chairman Emeritus ("Base Salary") and $175,000 as a retirement benefit ("Retirement Benefit"). Employee's compensation shall be earned and payable in accordance with Employer's usual and customary payroll practices as in effect from time to time. Any increase in Base Salary during the Term shall be as determined from time-to-time in the sole discretion of the Board of Directors. Base Salary and Retirement Benefit are hereinafter referred together as "Total Compensation."

                              (b) Bonus or Incentive Compensation. Employee will
receive an annual cash bonus each year in an amount equal to 75% of the amount of the bonus paid to the CEO for the same period, if any, and payable at the same time as payment of the CEO's bonus. Employee shall also be entitled to a $30,000 bonus each fiscal year during the Term that Employer achieves at least $1,000,000 in pre-tax net income, determined in accordance with generally accepted accounting principles consistently applied by Employer (the "Benchmark Amount") during the fiscal year in which the bonus is to be accrued, payable in equal installments within 45 days after the end of each fiscal quarter of said year. Employee hereby undertakes to repay to Employer the full amount of the aggregate bonus payments within 30 days following the date of Employer's audited financial statements, in the event that Employer fails to achieve the Benchmark Amount. In the event that Employer is, or substantially all of its assets are, acquired in a transaction in which the per share purchase price payable to the shareholders of Employer or to Employer is at least $10.00, Employer's obligations hereunder to pay any bonus to Employee shall cease, except to the extent that a bonus has accrued and is unpaid, cease on the date of the closing of the acquisition. In the event that for any reason Employer eliminates the position of CEO, or after a change of control (for less than $10.00/share) the operating structure of Employer materially changes such that there is no longer a chief executive officer of Employer or the business unit that was Employer, Employee's bonus shall be an amount equal to 75% of the bonus received by the employee whose duties are substantially similar in scope to those that are currently performed by the CEO.

                              (c) Stock Options. Stock option grants to
Employee, if any, shall be as determined from time to time in the sole discretion of the Board.

                              (d) Additional Benefits. Employee shall also be
entitled to participate in any pension plan, life, medical, dental, disability, or other insurance plan of the Employer as from time to time may be in effect during the term of this Agreement (the


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"Company Plans") that Employer may provide generally for senior management-level employees of Employer (collectively, "Additional Benefits"); provided, however, that Employee shall be entitled to receive a medical expense allowance in an amount not to exceed $27,450 annually; provided, further, however that while this Agreement remains in force, in the event Employee is ineligible to participate in the Company Plans, Employer will provide for Employee, at Employer's expense, participation in medical, accident and health, income continuation and life insurance benefits on terms and in amounts not less beneficial to Employee than those provided by the Company Plans, in effect on the date hereof, subject to a determination of Employee's eligibility under said programs in accordance with their respective terms. Said coverage will be in existence as of the commencement of the Term and will continue during the Term. Employer's liability to Employee for any breach of this subsection will be limited to the amount of premiums payable by Employee to obtain the benefits and coverage contemplated herein.

                              (e) Automobile. During the Term, Employee shall
receive the same monthly automobile allowance as the highest monthly automobile allowance provided from time to time to any other employee of Employer.

                              (f) Office and Secretary. During the Term,
Employer shall provide Employee with the exclusive use of an office and the use of a secretary (which may be on a shared basis, but which Secretary shall be available to work for Employee a minimum of 25 hours per week) at the principal executive offices of Employer.

                              (g) Dues for Professional Societies. During the
Term, Employer will reimburse Employee for dues and membership fees paid by Employee in appropriate professional societies in which he participates in an amount not to exceed $800 annually.

                              (h) Country Clubs. During the Term, Employee shall
continue to be the named member of the Spanish Hills Country Club. If, during the Term, Employee elects to join another country club, he shall be responsible for paying the membership fee and all monthly dues.

                              (i) Executive Transition Support. During the Term,
Employer shall reimburse Employee for the costs for any appropriate educational programs and attendance at appropriate professional meetings, in accordance with past practices, so long as such educational programs and/or professional meetings relate to Employer's business. Specifically, and without limitation of the foregoing, Employer will reimburse Employee for costs of attending educational programs relating to chief executive career transition (e.g., "Next Step" Program).

                              (j) Annual Membership in Two Airline Clubs. During
the Term, Employer shall reimburse Employee for his annual membership fees for airline clubs in an amount not to exceed $500 annually.

            5. Employer-Employee Relationship After Expiration of the Term.

            Upon expiration of the Term, Employee shall cease to be Chairman, but shall remain a director of Employer until expiration of his then term as a director. The Board may, but


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shall not be obligated to, nominate Employee as a director for an additional term or terms. Employee may, at his option, retain the title of "Chairman Emeritus" following the termination of Employee's services as a director. As Chairman Emeritus, Employee shall, until his death, remain an employee of Employer and shall be entitled to the following:

                              (a) Compensation. If Employer is still a publicly
traded company, Employee shall be entitled to receive compensation equal to the compensation paid from time to time to non-employee directors of Employer (irrespective of attendance at meetings). If Employer ceases to be publicly traded, Employee's annual compensation shall be equal to the annual compensation of non-employee directors during the last year Employer's stock was publicly traded. Employee shall not be entitled to any other compensation after expiration of the Term.

                              (b) Benefits. Employee shall continue to
participate in any accidental and health insurance, medical savings, and/or medical reimbursement plans offered to senior executives of Employer, provided, however, that he shall be entitled to receive a medical expense allowance in an amount not to exceed $27,450 annually.

                              (c) Furniture. If Employee desires, he may have
his office furniture and art relocated to his home office or to another location.

                              (d) Club Membership. Upon the earlier of the
expiration of the Term or the termination of Employee's employment with Employer, Employee shall be entitled to purchase from Employer the membership in the Spanish Hills Country Club described in subsection 4(h) for a price equal to the then value of that membership on the books of Employer. Employer shall pay Employee a bonus in an amount equal to that book value plus the grossed up amount necessary to cover the taxes on such bonus. Employer shall pay Employee this sum concurrently with his purchase of the membership.

                              (e) Palm Desert Condominium. If Employer elects at
any time after the date of this Agreement to sell its Palm Desert condominium, including all furnishings, it shall provide Employee written notice of its intent to sell and the appraised market value thereof, as determined by an independent appraiser. Employee shall have the exclusive right for a 90 day period after receipt of such notice to purchase the condominium before Employer lists the condominium for sale or offers to sell it to any other person. Employee's purchase price for the condominium shall be its appraised market value at that time, reduced by the amount of the broker's commission saved by Employer, which shall be deemed to be 5% of the purchase price, and $20,000, which represents past improvements to the condominium paid personally by Employee. All transactional costs incurred by Employee relating to the sale, other than his attorneys fees, shall be paid by or reimbursed to Employee by Employer.

            6. Termination. The compensation and other benefits provided to Employee pursuant to this Agreement, and the employment of Employee by Employer, shall be terminated only as provided in this Section 6:

                              (a) Death. If Employee's employment hereunder is
terminated by reason of Employee's death, this Agreement shall terminate without further


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obligations to Employee (or Employee's heirs or legal representatives) under this Agreement, except for (1) payment of the sum of (A) the Total Compensation through the date of termination to the extent not theretofore paid and (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) which shall be paid to Employee's estate or beneficiary (who shall be Employee's wife, Bettyann, if she survives Employee ("Beneficiary")), as applicable, in a lump sum in cash within ten days after the date of termination or any earlier time required by applicable law; (2) payment to Employee's estate or Beneficiary, as applicable, of any amount due pursuant to the terms of any applicable benefit plan; (3) after the end of the calendar year of Employee's death, payment of a prorated portion, based on the number of weeks during the year in which Employee was employed by Employer, of incentive compensation or bonus, if any, that would be payable in respect of such year (based on the criteria applicable for that year); and (4) a lump sum cash payment equal to the Retirement Benefit that Employee would have been entitled to receive during the period beginning on the date of his death and ending on the last day of the Term, discounted to the present value of such sum. This payment shall be made to the representatives of Employee's estate within 90 days after the date of his death accompanied by a written explanation of how Employer calculated the payment amount.

                              (b) Disability. The Board may determine that
Employee has become permanently disabled if Employee shall fail, because of illness or incapacity, substantiated by appropriate medical authority, to render services of the character contemplated by this Agreement over a period of six consecutive months. If the Board determines that Employee is permanently disabled, it may terminate Employee's employment by delivering ten days written notice of termination to Employee or his legal representative. Upon such termination, Employer shall have no further obligations to Employee (or Employee's heirs or legal representatives) under this Agreement, except for (1) payment of the sum of (A) the Total Compensation through the date of termination to the extent not theretofore paid and (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), which shall be paid to Employee or Employee's estate or beneficiary, as applicable, in a lump sum in cash within ten days after the date of termination or any earlier time required by applicable law; (2) payment to Employee or Employee's representative, as applicable, of any amount due pursuant to the terms of any applicable benefit plan; (3) after the end of the calendar year of Employee's disability, payment of a prorated portion, based on the number of weeks during the year in which Employee was employed by Employer, of incentive compensation or bonus, if any, that would be payable in respect of such year (based on criteria applicable for that year); and (4) a lump sum cash payment equal to the Retirement Benefit that Employee would have been entitled to receive during the period beginning on the date of termination and ending on the last day of the Term, discounted to the present value of such sum. This payment shall be made within 90 days after the date of the termination of Employee's employment under this subsection (b) accompanied by a written explanation of how Employer calculated the payment amount.

                              (c) For Cause. Employer shall be entitled to
terminate Employee's employment hereunder and all of his rights to receive Total Compensation (except as accrued and unpaid to the date of termination) and Additional Benefits hereunder (subject to the terms of any plans relating thereto) in respect of any period after such termination shall terminate upon a determination by Employer, acting in good faith, that Employee (1) has committed a


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material act of dishonesty against Employer, (2) has been convicted of a felony involving moral turpitude or (3) has committed a material breach of subsections 8(d) or (e) of this Agreement. Prior to making any determination that would result in Employee's termination under this subsection (c), Employer shall provide 30 days advance written notice of the alleged actions which would provide cause for Employee's termination and Employee shall be given an opportunity to appear before the Board to refute the allegation at least 15 business days prior to the effective date of any such proposed termination. Employer shall provide Employee five days written notice of termination if it elects to proceed with the termination of Employee after any such appearance.

                              (d) Resignation. If Employee's employment
hereunder shall cease due to Employee's resignation as a director, all of his rights to receive (1) Total Compensation, other than the amount accrued to the date of termination, (2) Additional Benefits (subject to the terms of any plans relating thereto), (3) those benefits and rights set forth in subsections (e) through (k) of Section 4, and (4) incentive compensation, if any, that would be payable in respect of the year in which such resignation occurred, shall immediately cease. A change in Employee's title from "Chairman" to "Chairman Emeritus" shall not by itself constitute a "resignation."

                              (e) No additional Benefits. Employee shall receive
no severance pay or retirement benefits upon termination of his employment other than as provided in this Section 6.

            7. Business Expenses. During the term of this Agreement, to the extent that such expenditures (a) satisfy the criteria under the Internal Revenue Code of 1986, as amended, for deductibility by Employer (whether or not fully deductible by Employer) for federal income tax purposes as ordinary and necessary business expenses, and (b) are reviewed and approved by the Audit Committee of the Board, or another process established by the Audit Committee, Employer shall reimburse Employee promptly for usual and customary business expenditures incurred in pursuit and in furtherance of Employer's business which are documented in accordance with procedures established from time to time by Employer.

            8. Miscellaneous.

                              (a) Notices. Any notice or other communication
provided for in this Agreement shall be in writing and shall be deemed sent if sent as follows:

      If to Employer:    National Technical Systems, Inc.
                         24007 Ventura Boulevard
                         Calabasas, CA 91302
                         Facsimile: (818) 591-0899
                         Attention: Chief Executive Officer

      If to Employee:    Dr. Jack Lin
                         24780 Hermosilla Court
                         Calabasas, CA 91302
                         Facsimile: (818) 222-7887


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or at such other address as a party may from time to time in writing designate.
Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this subsection 8(a) and an appropriate answerback or confirmation of delivery is received, (ii) upon receipt, if given by U.S. certified mail, return receipt requested, addressed as aforesaid or (iii) one day after being deposited with a reputable overnight courier, addressed as aforesaid.

                              (b) Entire Agreement: Amendments. This Agreement
contains the entire agreement of the parties relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer expressly so authorized by the Board.

                              (c) Waiver. No failure on the part of any party to
exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

                              (d) Confidentiality; Proprietary Information.
Employee agrees to not make use of or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including, but not limited to, its products, employees, services, practices or policies) of Employer or any of its affiliates of which Employee may learn or be aware, except to the extent such use or disclosure is
(1) necessary to the performance of this Agreement and reasonably determined by Employee to be in furtherance of Employer's best interests or (2) required by applicable law. The provisions of this subsection 8(d) shall survive the termination, for any reason, of this Agreement.

                              (e) Trade Secrets. Employee, prior to and during
the term of employment, has had and will have access to and become acquainted with various trade secrets, consisting of software, plans, formulas, patterns, devices, secret inventions, processes, customer lists, contracts, and compilations of information, records and specifications, which are owned by Employer or by its affiliates and regularly used in the operation of their respective businesses and which may give Employer an opportunity to obtain an advantage over competitors, who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee's employment and Employee's prior relationship to, interest in and fiduciary relationships to Employer. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment by Employer and as Employee may reasonably believe to be for its benefit. All records, files, documents, drawings, specifications, software, equipment, and similar items relating to the business of Employer or its affiliates, including, without limitation, all records relating to customers (the "Documents"), whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer or such affiliates and shall not be removed from the premises of Employer or its affiliates under any circumstances whatsoever without the prior written consent of the Board. Upon termination of employment, Employee agrees to deliver promptly to Employer all Documents in the possession or under the


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control of Employee. The provisions of this subsection 9(e) shall survive the termination, for any reason, of this Agreement.

                              (f) Severability. If this Agreement shall for any
reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

                              (g) Withholding Deductions. All compensation
payable hereunder, including Total Compensation and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

                              (h) Remedies. Employee expressly agrees that
Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent any violation of subsection 8(d) and (e) of this Agreement. This subsection 8(h) shall not be construed as a waiver of any other rights or remedies which Employer may have for damages or otherwise. Any action brought to enforce the provisions set forth in this subsection 8(h) shall be brought in the Los Angeles County Superior Court. Employee, by his execution of this Agreement, hereby submits to the jurisdiction of the Los Angeles Superior Court.

                              (i) Arbitration. Except as otherwise provided in
this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Los Angeles County, California, as follows:

                              (j) Judicial Arbitration and Mediation Services,
the Company. The arbitration shall be administered by Judicial Arbitration and Mediation Services, the Company ("JAMS") in its Los Angeles County office.

            (i) Arbitrator. The arbitrator shall be a retired superior court judge of the State of California affiliated with JAMS.

            (ii) Provisional Remedies and Appeals. Each of the parties reserves the right to file with the Los Angeles County Superior Court an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

            (iii) Enforcement of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be binding, final, and nonappealable.

            (iv) Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.


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            (v) Consolidation. Any arbitration hereunder may be consolidated by
JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

            (vi) Power and Authority of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

            (vii) Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the State of California. Any action brought to enforce the provisions of this Section shall be brought in the Los Angeles County Superior Court. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by California law.

                              (k) Waiver of Jury Trial. In the event that any
dispute shall arise between Employee and Employer and notwithstanding the provisions of (i) above, litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. Notwithstanding the foregoing, in the event there is a Change of Control, as hereinafter defined, the above jury trial waiver shall become void and of no effect.

For purposes of this Agreement, a "Change of Control" shall mean:

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), hereinafter a "Person," of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Employer Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by a Person who is on the date of this Agreement the beneficial owner of 25% or more of the Outstanding Employer Voting Securities, (B) any acquisition directly from Employer, (C) any acquisition by Employer, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any corporation controlled by Employer, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this subsection 8(k); or

            (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this


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Agreement whose election, or nomination for election by Employer's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer (a "Business Combination"), in each case, unless, following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such Business Combination owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Employer Voting Securities (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (iv) Approval by the shareholders of Employer of a complete liquidation or dissolution of the Employer.

                              (l) Representation By Counsel; Interpretation.
Employer and Employee each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

                              (m) Successor and Assigns. This Agreement shall be
binding upon and inure to the benefit of Employer and any successor of Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer or by any merger, reorganization or other transaction in which the Employer is not the surviving or resulting corporation or upon any transfer of all or substantially of the assets of Employer in the event of any such merger or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit to the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that Employer would be required to perform it if no such transaction had taken place. This Agreement may not be assigned by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators and heirs.

                              (n) Attorneys' Fees in Action on Contract. If any
litigation shall occur between Employee and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.

                              (o) Counterparts. This Agreement may be executed
in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

                   [The following page is the signature page.]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       "EMPLOYER"

                                       National Technical Systems, Inc.,
                                       a California corporation


                                       By: /s/ William McGinnis
                                           -------------------------------------
                                           President and Chief Operating Officer


                                       "EMPLOYEE"

                                       /s/ Jack Lin
                                       -----------------------------------------
                                       Dr. Jack Lin